Exhibit 5.1
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
T (212) 335-4500
F (212) 335-4501
W www.dlapiper.com
June 18, 2010
Unilife Corporation
633 Lowther Road
Lewisberry, Pennsylvania 17339
Re:   Registration Statement on Form S-1
Ladies and Gentleman:
     We have acted as counsel for Unilife Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale from time to time by selling stockholders of a total of 5,444,633 shares (the “Shares”) of the Company’s common stock, par value of $0.01 per share (the “Common Stock”), issued by the Company pursuant to the exercise of stock options. A list of the stock options (the “Options”) is contained in the Registration Statement under the heading “Selling Stockholders”.
     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon certificates of public officials, statements and certificates of officers of the Company and originals or copies of the Registration Statement, the Certificate of Incorporation, and the Bylaws of the Company represented to us by officers of the Company as being true, correct and complete and minutes of all pertinent meetings and actions of the stockholders and the Board of Directors of the Company.
     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the option agreements pursuant to which the Options were issued. The Company has represented to us and we have also assumed that the Company has reserved and will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the shares upon exercise of the Options in accordance with their terms, the number of shares of Common Stock which are then issuable and deliverable upon the exercise of the Options.
     We do not express any opinion herein concerning any laws other than the Delaware General Corporation Law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state of the United States or any foreign jurisdiction.
     This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Unilife Corporation
June 18, 2010

     Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the option agreements pursuant to which the Options were issued, such Shares are or will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)